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                         NU HORIZONS ELECTRONICS CORP.
                                  EXHIBIT 11

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   ----------------------------------------
                                  (Unaudited)


                                               FOR THE THREE MONTHS ENDED
                                               --------------------------
                                                    MAY            MAY
                                                 31, 1996       31, 1995
                                               -----------    -----------
PRIMARY EARNINGS:
- ----------------

NET INCOME                                     $ 2,454,937    $ 1,631,097
                                               ===========    ===========

WEIGHTED AVERAGE SHARES:

  Common shares outstanding                      8,423,137      7,732,051

  Common share equivalents                         706,863        120,258
                                               -----------    -----------

  Weighted average number of
   common shares and common share
   equivalents outstanding                       9,130,000      7,852,309
                                               ===========    ===========

PRIMARY EARNINGS PER
 COMMON SHARE:

  Net Income                                          $.27           $.21
                                                     =====           ====

FULLY DILUTED EARNINGS:
- ----------------------

  Net Income                                   $ 2,454,937    $ 1,631,097

  Net (after tax) interest expense
   related to convertible debt                     101,589        182,457
                                               -----------    -----------


NET INCOME AS ADJUSTED                         $ 2,556,526    $ 1,813,554
                                               ===========    ===========
SHARES:

  Weighted average number of common
   common shares and common share
   equivalents outstanding                       9,130,000      7,852,309

  Additional options
    not included above                             494,776        790,634

  Assuming conversion
   of convertible debt                             784,333      1,666,666
                                               -----------    -----------

  Weighted average number of common
   shares outstanding as adjusted               10,409,109     10,309,609
                                               ===========    ===========

FULLY DILUTED EARNINGS
PER COMMON SHARE                                      $.25           $.18
                                                      ====           ====